Exhibit 99.2

Priveterra Acquisition Corp. Announces Closing of $276 Million Initial Public Offering

Fort Lauderdale, FL – February 11, 2021 – Priveterra Acquisition Corp. (Nasdaq: PMGMU) (the “Company”) today announced that it closed its initial public offering of 27,600,000 units. The offering was priced at $10.00 per unit, resulting in gross proceeds of $276,000,000.

The units are listed on the Nasdaq Stock Market (“Nasdaq”) and commenced trading under the ticker symbol “PMGMU” on February 9, 2021. Each unit consists of one share of Class A common stock and one-third of one redeemable warrant, with each whole warrant exercisable to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants will be exercisable. Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “PMGM” and “PMGMW,” respectively.

Priveterra Acquisition Corp. is a blank-check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on the healthcare industry, particularly the medical technology sector.

Wells Fargo Securities and Guggenheim Securities acted as the joint book-runners for the offering. Odeon Capital Group acted as co-manager for the offering.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of warrants, $276,000,000 (or $10.00 per unit sold in the public offering) was placed in trust. An audited balance sheet of the Company as of February 11, 2021 reflecting receipt of the proceeds upon consummation of the initial public offering and the private placement will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”).

The offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Wells Fargo Securities, LLC, Attention: Equity Syndicate Department, 500 West 33rd Street, New York, New York, 10001, at (800) 326-5897 or emailing a request to cmclientsupport@wellsfargo.com and Guggenheim Securities, LLC, Attention: Equity Syndicate Department, 330 Madison Avenue, New York, NY 10017 or by telephone at (212) 518-5548, or by email at GSEquityProspectusDelivery@guggenheimpartners.com.

A registration statement relating to these securities was declared effective by the SEC on February 8, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking-Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

David Meredith

Chief Legal Officer and Secretary

Priveterra Acquisition Corp.

+1 (754)-220-9229

dm@priveterra.com